As filed with the Securities and Exchange Commission on October 27, 2022

Registration No. 333-187943

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MANNING & NAPIER, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	45-2609100
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

290 Woodcliff Drive

Fairport, NY 14450

(585) 325-6880

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Sarah C. Turner

Corporate Secretary

Manning & Napier, Inc.

290 Woodcliff Drive, Fairport, NY 14450

(585) 325-6880

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE—DEREGISTRATION OF SECURITIES

This post-effective amendment relates to the registration statement on Form S-8 (Registration Statement No. 333-187943) (the “Registration Statement”), filed by Manning & Napier, Inc. (the “Company”) with the Securities and Exchange Commission on April 16, 2013, registering 13,142,813 shares of the Company’s Class A common stock, par value $0.01 per share (the “2011 Plan Shares”), to be issued to participants under the Company’s 2011 Equity Compensation Plan (the “2011 Plan”).

The 2011 Plan Shares were registered to participants under the 2011 Plan. The Company is no longer issuing securities under the 2011 Plan. This post-effective amendment to the Registration Statement is being filed in order to deregister all 2011 Plan Shares that were registered under the Registration Statement and remain unissued under the 2011 Plan, if any.

On October 21, 2022, the Company merged with and into Callodine Merger Sub, Inc. and became a wholly-owned subsidiary of Callodine Midco, Inc. As a result of the merger, the Company has terminated any and all offerings of the Company’s securities pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statement. The Company has no further obligation to maintain effectiveness of the Registration Statement, and the Company wishes to discontinue the effectiveness of the Registration Statement. Accordingly, this Post-Effective Amendment No. 1 is being filed to terminate the effectiveness of the Registration Statement and to remove from registration all securities registered but not sold under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this post-effective amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fairport, State of New York, on October 26, 2022.

MANNING & NAPIER, INC.

By:	/s/ Marc Mayer
Marc Mayer
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this post-effective amendment to the Registration Statement has been signed by the following persons in the capacities and on the date indicated.

SIGNATURE	TITLE	DATE

/s/ Marc Mayer Marc Mayer	Chief Executive Officer and Director (principal executive officer)	October 26, 2022

/s/ Paul J. Battaglia Paul J. Battaglia	Chief Financial Officer (principal financial and accounting officer)	October 26, 2022

/s/ James Morrow James Morrow	Director	October 26, 2022

/s/ Austin McClintock Austin McClintock	Director	October 26, 2022

/s/ Tyler Bak Tyler Bak	Director	October 26, 2022

/s/ Adam Gusky Adam Gusky	Director	October 26, 2022